Exhibit 10.6

Summary of Certain Compensation for
Directors of Park National Corporation

Annual Retainers and Meeting Fees
Annual Retainers Payable in Common Shares
Since 2004, each director of Park National Corporation (“Park”) who is not an employee of Park or one of Park's subsidiaries (a “non-employee director”) has received, on the date of the regular meeting of the Park Board of Directors held during the fourth fiscal quarter, an annual retainer in the form of common shares awarded under the Park National Corporation Stock Plan for Non-Employee Directors of Park National Corporation and Subsidiaries (the “Directors' Stock Plan”). For the fiscal year ended December 31, 2012 (the “2012 fiscal year”), the number of common shares received was 120.
Each non-employee director of Park also serves on the board of directors of either The Park National Bank (“Park National Bank”) or one of the divisions of Park National Bank, and since 2004, has received, on the date of the regular meeting of the Park Board of Directors held during the fourth fiscal quarter, an annual retainer in the form of 60 common shares of Park awarded under the Directors' Stock Plan.
Cash Compensation
The following table sets forth the cash compensation paid by Park to Park's non-employee directors for the 2012 fiscal year and to be paid to Park's non-employee directors for the fiscal year ending December 31, 2013 (the “2013 fiscal year”):

Meeting Fees:	2012	2013
Each meeting of Board of Directors attended (1)	$1,000	$1,200
Each meeting of Executive Committee attended	$400	$900
Each meeting of Audit Committee attended	$400	$900
Each meeting of each other Board Committee attended	$400	$600
Annual Retainers:
Annual Retainer for Committee Chairs:
Audit Committee	$5,000	$7,500
Nominating Committee	$—	$5,000
Compensation Committee	$—	$5,000
Risk Committee	$—	$5,000

Annual Retainer for Other Committee Members:
Executive Committee	$2,500	$5,000
Audit Committee	$2,500	$5,000
Risk Committee	$—	$2,500
Compensation Committee	$—	$2,500
Investment Committee	$—	$2,500
Nominating Committee	$—	$2,500
Lead Director Additional Annual Retainer	$—	$15,000

(1)    If the date of a meeting of the full Board of Directors is changed from that provided for by resolution of the Board and a Park non-employee director is not able to attend the rescheduled meeting, he or she receives the meeting fee as though he or she attended the meeting.
Each non-employee of Park also serves on the board of directors of either Park National Bank or one of the divisions of Park National Bank and, in some cases, receives a specified amount of cash for such service as well as fees for attendance at meetings of the board of directors of Park National Bank or the applicable division of Park National Bank (and committees of the respective boards).
In addition to the annual retainers and meeting fees discussed above, non-employee directors also receive reimbursement of all reasonable travel and other expenses of attending board and committee meetings.
C. Daniel DeLawder, Harry O. Egger, William T. McConnell and David L. Trautman receive no compensation for: (i) serving as a member of the Board of Directors of Park; (ii) serving as a member of the board of directors of Park National Bank or one of its divisions; or (iii) serving as a member of any committee of the respective boards.
Other Compensation
William T. McConnell is employed by Park National Bank in a non-executive officer capacity. In such capacity, he received the amount of $33,000 during the 2012 fiscal year. Harry O. Egger is employed by the Security National Bank Division of Park National Bank in a non-executive officer capacity. In such capacity, he received the amount of $33,000 during the 2012 fiscal year.